United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 23, 2016

Date of Report

[Date of Earliest Event Reported]

PCS EDVENTURES!.COM, INC.

(Exact name of Registrant as specified in its Charter)

IDAHO	000-49990	82-0475383
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

345 Bobwhite Court, Suite 200

Boise, Idaho 83706

(Address of Principal Executive Offices)

(208) 343-3110

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

Except for historical facts, all matters discussed in this Current Report, which are forward-looking, involve a high degree of risk and uncertainty. Certain statements in this Current Report set forth management’s intentions, plans, beliefs, expectations, or predictions of the future based on current facts and analyses. When we use the words “believe”, “expect”, “anticipate”, “estimate”, “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated in such statements, due to a variety of factors, risks and uncertainties. Potential risks and uncertainties include, but are not limited to, competitive pressures from other companies within the Educational Industries, economic conditions in the Company’s primary markets, exchange rate fluctuation, reduced product demand, increased competition, inability to produce required capacity, unavailability of financing, government action, weather conditions and other uncertainties, including those detailed in the Company’s Securities and Exchange Commission (the “SEC”) filings. The Company assumes no duty to update forward-looking statements to reflect events or circumstances after the date of such statements.

Item 8.01 Other Matters.

On February 23, 2016, PCS Edventures.com, Inc. (the “Company”) issued a press release announcing an $825,000 contract with Drones ETC. in which its Thrust-UAV business unit would develop and produce a drone-related technology product for Drones ETC.

On December 23, 2016, the Company received a Notice of Termination of the contract from legal counsel for Drones ETC. in which it terminated the contract, alleging breach of contract resulting from the Company’s alleged failure to provide the product in a timely manner and demanding the return of the $33,000 it had paid to the Company on the execution of the contract. The Company believes that the Notice of Termination is without merit, and intends to seek enforcement of the contract.

In the interim, the Company also intends to engage Drones ETC. in discussions to resolve this matter in an amicable manner.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

PCS EDVENTURES!.COM, INC.

Dated: December 29, 2016	By:	/s/ Michael J. Bledsoe
Michael J. Bledsoe
Vice President and Treasurer

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